Exhibit 3.1

SUN COMMUNITIES, INC.

ARTICLES OF RESTATEMENT

THIS IS TO CERTIFY THAT:

FIRST:     Sun Communities, Inc., a Maryland corporation (the “Corporation”), desires to restate its charter as currently in effect.

SECOND:    The provisions set forth in the Articles of Restatement are all the provisions of the charter currently in effect.

THIRD:     The restatement of the charter has been approved by a majority of the entire Board of Directors of the Corporation.

FOURTH:     The charter is not amended by the Articles of Restatement.

FIFTH:    The current address of the principal office of the Corporation is as set forth in Article IV of the Articles of Restatement.

SIXTH:    The name and address of the Corporation’s current resident agent is as set forth in Article IV of the Articles of Restatement.

SEVENTH:    The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the Articles of Restatement.

EIGHTH:     The charter is hereby restated to read as follows:

ARTICLE I

INCORPORATION

Marc A. Gillis, whose post office address was 30600 Telegraph Road, Bingham Farms, Michigan, and Claudia L. Saari, whose post office address was 30600 Telegraph Road, Bingham Farms, Michigan, each being at least 18 years of age, formed the Corporation under the general laws of the State of Maryland on July 23, 1993 by filing Articles of Incorporation with the Maryland State Department of Assessments and Taxation.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is

Sun Communities, Inc.

Exhibit 3.1

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”) for which corporations may be organized under the general laws of the State of Maryland as of now or hereinafter in force. For purposes of these Articles “REIT” means a real estate investment trust under Section 856 through 860 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The post office address of the principal office of the Corporation in the State of Maryland is c/o National Registered Agents, Inc. of MD, 300 E. Lombard Street, Baltimore, MD 21202. The name and address of the resident agent of the Corporation in the State of Maryland is National Registered Agents, Inc. of MD, 2405 York Road, Suite 201, Lutherville Timonium, MD 21093-2264. The resident agent is a corporation located in the State of Maryland.

ARTICLE V

STOCK

Section 1.    Authorized Shares. The total number of shares of stock which the Corporation has authority to issue is 200,000,000 shares, of which 180,000,000 shares are shares of Common Stock, $0.01 per value per share (“Common Stock”), and 20,000,000 shares are shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $2,000,000.00. 6,364,770 shares of the authorized Preferred Stock are hereby designated 6.50% Series A-4 Cumulative Convertible Preferred Stock, $0.01 par value (“Series A-4 Preferred Stock”).
Section 2.    Voting Rights. Subject to the provisions of Article VII regarding Excess Stock (as such term is defined therein), each share of Common Stock shall entitle the holder thereof to one (1) vote. The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its common stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

Section 3.    Issuance of Preferred Stock.

Exhibit 3.1

(i)    General. The Preferred Stock may be issued from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors by resolution shall designate that series to distinguish it from all other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series and, subject to the provisions of Article VII regarding Excess Stock, shall set the terms, preferences, conversion, other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Subject to the express terms of any other series of Preferred Stock outstanding at the time and notwithstanding any other provision of the charter, the Board of Directors may increase or decrease the number of shares of, or alter the designation or classify or reclassify, any unissued shares of any series of Preferred Stock by setting or changing, in any one or more respects from time to time before issuing the shares and subject to the provisions of Article VII regarding Excess Stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of any terms of Preferred Stock.

(ii)    Series A-4 Cumulative Convertible Preferred Stock. The Series A-4 Preferred Stock shall have the designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends and other distributions, qualifications and terms and conditions of redemption as is set forth on Exhibit A, attached hereto and incorporated by reference herein.

Section 4.    Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws of the Corporation.

ARTICLE VI

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 1.    Number and Classification. The number of directors of the Corporation is eight (8), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). Beginning with the 2014 annual meeting of stockholders, directors shall be elected for a term expiring at the next annual meeting of stockholders. Each director shall hold office until his or her term expires and until his or her successor is duly elected and qualifies, subject to his or her prior death, resignation, retirement, disqualification or removal from office. The names of the current directors of the Corporation, who shall serve until their successors are elected and qualified, subject to his or her prior death, resignation, retirement, disqualification or removal from office, are as follows, with one vacancy:

Meghan G. Baivier
Stephanie W. Bergeron
Brian M. Hermelin
Ronald A. Klein

Exhibit 3.1

Clunet R. Lewis
Gary A. Shiffman
Arthur A. Weiss

Section 2.    Removal/Vacancies.

(i)    Removal. A director may be removed only for cause and only by the affirmative vote of at least two-thirds (2/3) of all the votes entitled to be cast for the election of directors. A special meeting of the stockholders may be called, in accordance with the Bylaws of the Corporation, for the purpose of removing a director.

(ii)    Vacancies. Vacancies on the Board of Directors as a result of the death or resignation of a director or an increase in the size of the Board of Directors shall be subject to Section 3-804(c) of the MGCL.

Section 3.    Authorization by Board of Stock Issuance. The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of the stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws of the Corporation or in the general laws of the State of Maryland.

Section 4.    Preemptive Rights. Except as may be provided by the Board of Directors in authorizing the issuance of shares of Preferred Stock pursuant to Article V, Section 3, no holder of shares of stock of the Corporation shall have any preemptive right to purchase or subscribe for any additional shares of the stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 5.    Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 6.    Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of

Exhibit 3.1

Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization (the “Advisor”) shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

Section 7.    Related Party Transactions. Without limiting any other procedures available by law or otherwise by the Corporation, the Board of Directors may authorize any agreement of the character described in Section 6 of this Article VI or other transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if the existence is disclosed or known to the Board of Directors, and the contract or transaction is approved by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board. Any director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors considering such matter.

Section 8.    Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services, or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at the anytime legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges the propriety thereof (whether or not any obligation or liability or which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding an disposition of any assets by the Corporation.

Section 9.    Reserved Powers of Board. The enumeration and definition of particular powers of the Board of Directors included in this Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

Exhibit 3.1

Section 10.    REIT Qualification. The Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. Federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT; provided, however, that if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.

ARTICLE VII

RESTRICTION ON TRANSFER,
ACQUISITION AND REDEMPTION OF SHARES

Section 1.    Definitions. For the purposes of this Article VII, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock under Section 542(a)(2) of the Code either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean the beneficiary of the Trust as determined pursuant to Section 18 of this Article VII.

“Debt” shall mean indebtedness of (i) the Corporation or (ii) Sun Communities Operating Limited Partnership, a Michigan limited partnership, or any predecessor thereof.

“Equity Stock” shall mean stock that is either Common Stock or Preferred Stock.

“Exempt Holder” shall mean (i) Milton M. Shiffman, Gary A. Shiffman and Robert B. Bayer, (ii) any trustee, personal representative, attorney-in-fact or other representative or agent, to the extent acting for any person, or the estate of any person, designated in subparagraph (i), or (iii) any brother, sister, spouse, ancestor, or lineal descendant of any person designated in subparagraph (i).

“Initial Public Offering” means that sale of shares of Common Stock pursuant to the Corporation’s first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

“Market Price” shall mean the last sales price reported on the New York Stock Exchange of Common Stock or Preferred Stock, as the case may be, on the trading day immediately

Exhibit 3.1

preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock or Preferred Stock, as the case may be, on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock or Preferred Stock, as the case may be, may be traded, or if not then traded over any exchange or quotation system, then the market price of the Common Stock or Preferred Stock, as the case may be, on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“OP Units” shall mean units of limited partnership interests in Sun Communities Operating Limited Partnership, a Michigan limited partnership.

“Ownership Limit” shall initially mean nine and eight-tenths percent (9.8%), in number of shares or value, of the outstanding Equity Stock of the Corporation, and after any adjustment as set forth in Section 9 of this Article VII, shall mean such greater percentage of the outstanding Equity Stock as so adjusted. The number and value of shares of the outstanding Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the mean of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter which participated in a public offering of the Common Stock and/or Preferred Stock for a period of twenty-five (25) days following the purchase by such underwriter of the Common Stock and/or Preferred Stock.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock (as defined below in Section 3 of this Article VII), the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock, if such Transfer had been valid under Section 2 of this Article VII.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Equity Stock if such Transfer had been valid under Section 2 of this Article VII.

“Restriction Termination Date” shall mean the first day after the date of the Initial Public Offering on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock, but excluding the exchange of OP Units or Debt for Equity Stock), whether voluntary or involuntary, whether of

Exhibit 3.1

record or beneficially and whether by operation of law or otherwise. The terms “Transfers” and “Transferred” shall have the correlative meanings.

“Trust” shall mean the trust created pursuant to Section 14 of this Article VII.

“Trustee” shall mean the Corporation as trustee for the Trust and any successor trustee appointed by the Corporation.

Section 2.    Ownership Limitation. (i) Except as provided in Section 11 of this Article VII, from the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person (other than an Exempt Holder) shall Beneficially Own shares of Common Stock and/or Preferred Stock in excess of the Ownership Limit.

(ii)    Except as provided in Section 11 of this Article VII, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person (other than an Exempt Holder) Beneficially Owning Common Stock and/or Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Common Stock and/or Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

(iii)    Except as provided in Section 11 of this Article VII, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Common Stock and/or Preferred Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to Transfer of such shares of Common Stock and/or Preferred Stock which would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

(iv)    From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the shares of Common Stock and/or Preferred Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code; and the intended Transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

Section 3.    Excess Stock. (i) If, notwithstanding the other provisions contained in this Article VII, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation (except for a change resulting from the exchange of OP Units or Debt for Equity Stock) such that any Person would Beneficially Own Common Stock and/or Preferred Stock in excess of the Ownership Limit, then, except as otherwise provided in Section 11, such shares of Common Stock and/or Preferred Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall constitute “Excess Stock” and be treated as provided in this Article VII. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of

Exhibit 3.1

the purported Transfer or change in capital structure (except for a change resulting from the exchange of OP Units or Debt for Equity Stock).

(ii)    If, notwithstanding the other provisions contained in this Article VII, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation (except for a change resulting from the exchange of OP Units or Debt for Equity Stock) which, if effective, would cause the corporation to become “closely held” within the meaning of Section 856(h) of the Code, then the shares of Common Stock and/or Preferred Stock being Transferred which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall constitute Excess Stock and be treated as provided in this Article VII. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure (except for a change resulting from the exchange of OP Units or Debt for Equity Stock).

Section 4.    Prevention of Transfer. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 2 of this Article VII or that a Person intended to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any shares of stock of the Corporation in violation of Section 2 of this Article VII, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfer or attempted Transfers in violation of subparagraphs Section 2 (ii), (iii) and (iv) of this Article VII shall automatically result in the designation and treatment described in Section 3, irrespective of any action (or non-action) by the Board of Directors.

Section 5.    Notice to Corporation. Any Person who acquires or attempts to acquire shares in violation of Section 2 of this Article VII, or any Person who is a transferee such that Excess Stock results under Section 3 of this Article VII, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least fifteen (15) days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as REIT.

Section 6.    Information for Corporation. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

(i)    every Beneficial Owner or more than five percent (5.0%) (or such other percentage, between ½ of 1% and 5%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding shares of Equity Stock of the Corporation shall, within thirty (30) days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares Beneficially Owned, and a description of how such shares are held. Each such Beneficial Owner shall provide to the Corporation

Exhibit 3.1

such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT.

(ii)    each Person who is a Beneficial Owner of Common Stock and/or Preferred Stock and each person (including the stockholder of record) who is holding Common Stock and/or Preferred Stock for a Beneficial Owner shall provide to the Corporation such information that the Corporation may reasonably request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Section 7.    Other Action by Board. Subject to Section 20 of this Article VII, nothing contained in this Article VII shall limit the authority of the Board of Directors to take such action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

Section 8.    Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

Section 9.    Increase in Ownership Limit. Subject to the limitations provided in Section 10 of this Article VII, the Board of Directors may from time to time increase the Ownership Limit.

Section 10.    Limitation on Changes in Ownership Limit. Prior to the modification of any Ownership Limit pursuant to Section 9 of this Article VII, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

Section 11.    Exemptions by Board. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least fifteen (15) days written notice from a Transferee prior to the proposed Transfer which, if consummated, would result in the intended Transferee owning shares in excess of the Ownership Limit and upon such other conditions as the Board of Directors may direct, may exempt a Person from the Ownership Limit, as the case may be.

Section 12.    Legend. Each certificate for shares of Common Stock and for shares of Preferred Stock shall bear substantially the following legend:

The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the charter of the Corporation, no Person may Beneficially Own shares of Common Stock and/or Preferred Stock

Exhibit 3.1

in excess of nine and eight-tenths percent (9.8%) (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the number or value of the outstanding Equity Stock of the Corporation (unless such Person is an Exempt Holder). Any Person who attempts or proposes to Beneficially Own shares of Common Stock and/or Preferred Stock in excess of the above limitations must notify the Corporation in writing at least fifteen (15) days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the securities represented hereby will be designated and treated as shares of Excess Stock which will be held in trust by the Corporation.

Section 13.    Severability. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 14.    Trust for Excess Stock. Upon any purported Transfer that results in Excess Stock pursuant to Section 3 of this Article VII, such Excess Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to Section 18 of this Article VII. Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in Section 18 of this Article VII. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in Section 18 of this Article VII.

Section 15.    No Dividends for Excess Stock. Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Common Stock and/or Preferred Stock have been transferred so as to be deemed Excess Stock shall be repaid to the Corporation upon demand.

Section 16.    Liquidation Distributions for Excess Stock. Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of, the Corporation, each holder of shares of Excess Stock shall be entitled to receive, in the case of Excess Stock constituting Preferred Stock, ratably with each other holder of Preferred Stock and Excess Stock constituting Preferred Stock and, in the case of Excess Stock constituting Common Stock, ratably with each other holder of Common Stock and Excess Stock constitution Common Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Excess Stock

Exhibit 3.1

held by such holder bears to the total number of shares of (i) Preferred Stock and Excess Stock then outstanding in the case of Excess Stock constituting Common Stock and (ii) Common Stock and Excess Stock then outstanding in the case of Excess Stock constituting Common Stock. The Corporation, as holder of the Excess Stock in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

Section 17.    No Voting Rights for Excess Stock. The holders of shares of Excess Stock shall not be entitled to vote on any matter.

Section 18.    Non-Transferability of Excess Stock. Excess Stock shall not be transferable. The Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock), if (i) the shares of Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Common Stock and/or Preferred Stock, as the case may be, in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such Excess Stock (through a gift, devise or other transaction), a price per share equal to the Market Price for the shares of the Excess Stock on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Common Stock and/or Preferred Stock, as applicable, and such shares of Common Stock and/or Preferred Stock, as applicable, and such shares of Common Stock and/or Preferred Stock, as applicable, shall be transferred of record to the transferee of the interest in the Trust if such shares of Common Stock and/or Preferred Stock, as applicable, would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under Section 19 of this Article VII.

Notwithstanding the foregoing if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under this Section 18 of this Article VII, such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

If any of the foregoing restrictions on transfer of Excess Stock are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Company, to have acted as an agent of the Company in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Company.

Section 19.    Call by Corporation on Excess Stock. Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of

Exhibit 3.1

a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the Common Stock or Preferred Stock to which such Excess Stock relates on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Transfer which resulted in such Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 5 of this Article VII, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 18 of this Article VII.

Section 20.    Settlement. Notwithstanding any provision contained herein to the contrary, nothing in this Charter shall preclude the settlement of any transaction concerning the Corporation’s common, preferred or any other class of equity stock effected on the New York Stock Exchange.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. Any amendment to the charter of the Corporation shall be valid only if such amendment shall have been approved by the affirmative vote of at least two-thirds (2/3) of all the votes entitled to be cast on the matter. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

NINTH:    The undersigned Chief Executive Officer acknowledges these Articles of Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement, made under the penalties for perjury.

Exhibit 3.1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 20 day of February, 2018.

ATTEST: By: /s/ Karen Dearing	SUN COMMUNITIES, INC. By: /s/ Gary Shiffman
Karen Dearing	Gary Shiffman
Executive Vice President, Chief Financial Officer, Secretary and Treasurer	Chief Executive Officer

Exhibit 3.1

EXHIBIT A

Capitalized terms used in this Exhibit A which are defined in the body of the charter and not otherwise defined in this Exhibit A are used herein as so defined in the body of the charter. Certain additional capitalized terms used in this Exhibit A are used as defined in Section 15 below, which definitions shall apply only to the Series A-4 Preferred Stock and shall not affect the definition of such terms as used or as otherwise defined with respect to other series of Preferred Stock or elsewhere in the body of the charter.
1.    Designation and Number. A series of Preferred Stock, designated the 6.50% Series A-4 Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series A-4 Preferred Stock”), is hereby established. The number of authorized shares of Series A-4 Preferred Stock is 6,364,770.
2.    Relative Seniority. In respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Series A-4 Preferred Stock shall rank (i) senior to the Common Stock and any other class or series of Shares of the Corporation, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series A-4 Preferred Stock, (ii) on a parity with any other class or series of Shares of the Corporation the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on a parity with the Series A-4 Preferred Stock, and (iii) junior to any class or series of Shares of the Corporation, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the Series A-4 Preferred Stock. For the avoidance of doubt: (a) debt securities of the Corporation which are convertible into or exchangeable for Shares of the Corporation or any other debt securities of the Corporation do not constitute a class or series of Shares for purposes of this Section 2, and (b) intentionally omitted.
3.    Distributions.
(a)Subject to the preferential rights of the holders of any class or series of Shares of the Corporation ranking senior to the Series A-4 Preferred Stock as to distributions, the holders of the then outstanding Series A-4 Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of any funds legally available therefor, cumulative cash distributions per share at a rate of 6.50% of the $25.00 liquidation preference per year (equivalent to $1.625 per share per year) (the "Distribution Rate"). Such distributions shall accrue and be cumulative from the date of issuance, and will be payable quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates

Exhibit 3.1

specified in this sentence) in arrears in cash on March 31, June 30, September 30 and December 31 of each year (each such day being hereinafter called a "Distribution Payment Date"); provided that, if any Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day.
The amount of distributions payable on each Distribution Payment Date for the Series A-4 Preferred Stock shall be computed by dividing the Distribution Rate by four. The amount of any distribution payable for any period that is shorter or longer than 90 days shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the stock transfer records of the Corporation at the close of business on the applicable record date (each, a "Distribution Record Date"), which will be the same date set for any quarterly distribution payable to holders of the Common Stock and other Preferred Stock of the Corporation, or on such other date designated by the Board of Directors for the payment of distributions that is not more than 30 nor less than 10 days prior to the applicable Distribution Payment Date. The distributions payable on any Distribution Payment Date shall include distributions accrued from and including the immediately preceding Distribution Payment Date (or, with respect to the first Distribution Payment Date, the original date of issuance) to but not including such Distribution Payment Date.
(b)    Notwithstanding any provision to the contrary contained herein, distributions on the Series A-4 Preferred Stock shall accrue and be cumulative, whether or not: (i) the terms and provisions set forth in Section 3(g) below at any time prohibit the declaration, setting aside for payment or current payment of distributions, (ii) the Corporation has earnings, (iii) there are funds legally available for the payment of such distributions or (iv) such distributions have been declared or authorized.
(c)    Except as provided in Section 3(d) below, if shares of Series A-4 Preferred Stock are outstanding, unless full cumulative distributions on the Series A-4 Preferred Stock for all past distribution periods have been or contemporaneously are declared and paid in cash or declared and contemporaneously a sum sufficient to pay them in full in cash is set apart for payment, no distributions (other than distributions paid in Common Stock or Shares ranking junior to the Series A-4 Preferred Stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or options, warrants or rights to subscribe for or purchase Common Stock or such junior Shares) shall be authorized, declared or paid or set apart for payment and no other distribution shall be authorized, declared or made upon the Common Stock or any other Shares ranking junior to or on parity with the Series A-4 Preferred Stock as to distributions or on voluntary or involuntary liquidation, dissolution or winding up of the Corporation, nor shall any Common Stock or any other such Shares ranking junior to or on parity with the Series A-4 Preferred Stock as to distributions or on voluntary or involuntary liquidation, dissolution or winding

Exhibit 3.1

up of the Corporation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Corporation except (i) by conversion into or exchange for Common Stock or such junior Shares, (ii) by redemption, purchase or other acquisition of Common Stock or such junior Shares made for purposes of an incentive, benefit or share purchase plan of the Corporation or any of its subsidiaries or the Partnership or any of its subsidiaries, (iii) for redemptions, purchases or other acquisitions by the Corporation, whether pursuant to any provision of the Charter or otherwise, for the purpose of preserving the Corporation's status as a REIT for U.S. federal income tax purposes or (iv) for any distributions by the Corporation required for it to maintain its status as a REIT for U.S. federal income tax purposes. All references in this Section 3 to "past distribution periods" (and all similar references) shall mean, as of any date, distribution periods with respect to such Shares ending on or prior to such date.
(d)    When full cumulative distributions for all past distribution periods are not paid in full in cash (or a sum sufficient for such full payment is not so set apart) upon the Series A-4 Preferred Stock and the Shares of any other class or series ranking on a parity as to distributions with the Series A-4 Preferred Stock, then all distributions declared upon the Series A-4 Preferred Stock and any such other class or series of Shares shall be declared pro rata so that the amount of distributions authorized per share of the Series A-4 Preferred Stock and such other classes or series of Shares shall in all cases bear to each other the same ratio that accumulated, accrued and unpaid distributions per share on the Series A-4 Preferred Stock and such other class or series of Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other class or series does not have a cumulative distribution) bear to each other.
(e)    No interest, or sum of money in lieu thereof, shall be payable in respect of any distribution payment or payments on Series A-4 Preferred Stock which may be in arrears, and the holders of shares of Series A-4 Preferred Stock are not entitled to any distributions, whether payable in cash, securities or other property, in excess of the full cumulative distributions described in this Section 3. Except as otherwise expressly provided herein, the Series A-4 Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.
(f)    Any distribution payment made on the Series A-4 Preferred Stock shall be first credited against the earliest accrued but unpaid distribution due with respect thereto. Any cash distributions paid in respect of Series A-4 Preferred Stock, including any portion thereof which the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 (or any successor provision) of the Internal Revenue Code) or as a return of capital, shall be credited to the cumulative distributions on the Series A-4 Preferred Stock.
(g)    No distributions on the Series A-4 Preferred Stock shall be authorized by the Board of Directors or be declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any

Exhibit 3.1

agreement relating to its indebtedness, directly or indirectly prohibit authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
(h)    The Corporation shall remain entitled to receive and retain any interest or other earnings on any money set apart for the payment of distributions on Series A-4 Preferred Stock and holders thereof shall have no claim to such interest or other earnings. To the extent permitted by applicable law, any funds for the payment of distributions on Series A-4 Preferred Stock which have been set apart by the Corporation and which remain unclaimed by the holders of the Series A-4 Preferred Stock entitled thereto on the first anniversary of the applicable Distribution Payment Date, or other distribution payment date, shall revert and be repaid to the general funds of the Corporation, and thereafter the holders of the Series A-4 Preferred Stock entitled to the funds which have reverted or been repaid to the Corporation shall look only to the general funds of the Corporation for payment, without interest or other earnings thereon.
4.    Liquidation Rights.
(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to or set apart for the holders of any Common Stock or any other Shares ranking junior to the Series A-4 Preferred Stock as to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, but subject to the preferential rights of holders of any class or series of Shares ranking senior to the Series A-4 Preferred Stock as to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A-4 Preferred Stock shall be entitled to receive, out of assets of the Corporation legally available for distribution to stockholders, after payment of or provision for the debts and other liabilities of the Corporation, a liquidation preference of $25.00 per share of Series A-4 Preferred Stock, payable in cash or property at its fair market value as determined by the Board of Directors, plus an amount equal to all distributions accrued and unpaid thereon (whether or not authorized or declared (including without limitation accrued and unpaid distributions pursuant to Section 3 hereof)) to the date of payment.
(b)    After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A-4 Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.
(c)    In the event that upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A-4 Preferred Stock and the full amounts payable as liquidating distributions on all Shares of other classes or series of Shares of the Corporation ranking on a parity with the Series A-4 Preferred Stock as to rights to participate in distributions or payments in the event of

Exhibit 3.1

any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then the holders of the Series A-4 Preferred Stock and all other such classes or series of Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
(d)    For purposes of this Section 4, neither the voluntary sale, lease, exchange, transfer or conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, nor the merger or consolidation or any other business combination of the Corporation with or into or with any other entity or the merger or consolidation of any other entity into or with the Corporation or a statutory share exchange by the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.
(e)    In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of Shares or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series A-4 Preferred Stock will not be added to the Corporation's total liabilities.
(f)    Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein to each record holder of the Series A-4 Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Corporation.
5.    Redemption; Maturity. The Series A-4 Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption. Except as described in Section 6 below, the Series A-4 Preferred Stock shall not be redeemable.
6.    Redemption and Adjustments upon Fundamental Change.
(a)    Notwithstanding anything in these Articles of Restatement to the contrary, upon the occurrence of a Fundamental Change (as defined below), then from and after such Fundamental Change: (i) the Distribution Rate shall be increased to the Fundamental Change Rate (as defined below); (ii) after the fifth (5th) anniversary of the earlier of the first date on which the Corporation issues Series A-4 Preferred Stock (the “Original Issue Date”) and the Series A-4 Issuance Date (as that term is defined in the Partnership's 2nd Amendment to the Third Amended and Restated Agreement of Limited Partnership, as amended from time to time (“Partnership Agreement”)), the Corporation may, from time to time at its option, redeem all or any part of the outstanding Series A-4 Preferred Stock for a redemption price, payable in cash, equal to the sum of (A) the greater of (x) the amount that such shares of Series A-4 Preferred Stock would have received in the Fundamental Change if they had been converted into shares of Common Stock immediately

Exhibit 3.1

prior to such Fundamental Change or (y) $25.00 per share, plus (B) any accrued and unpaid distributions thereon (including without limitation accrued and unpaid distributions pursuant to Section 3 hereof) to, but not including, the redemption date, without interest (the “Redemption Price”); and (iii) after the fifth (5th) anniversary of the earlier of the Original Issue Date and the Series A-4 Issuance Date, each holder of Series A-4 Preferred Stock shall have the right to cause the Corporation to redeem such holder's Series A-4 Preferred Stock for the Redemption Price.
(b)    A "Fundamental Change" means that any of the following events shall have occurred and are continuing: (i) the Common Stock ceases to be listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ; or (ii) (x) the acquisition by any "person" or "group" within the meaning of Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of Common Stock entitling that person or group to exercise more than 50% of the total voting power of all shares of Common Stock entitled to vote generally in the election of the Corporation's directors (except that such person or group shall be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is currently exercisable or is exercisable only upon the passage of time or occurrence of a subsequent condition); and (y) following the closing of any transaction referred to in clause (ii)(x) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.
(c)    The "Fundamental Change Rate" means a rate per annum equal to the greater of (i) 10.00%, and (ii) 8.00% above the then-published (in the Wall Street Journal) U.S. Treasury maturing on the date closest to the five year anniversary of the date the Fundamental Change occurs, such rate to be determined initially as of the date of such Fundamental Change and then adjusted on each anniversary of such Fundamental Change.
(d)    The Corporation shall deliver to all holders of Series A-4 Preferred Stock: (i) notice of the anticipated effective date of a Fundamental Change by the later of (A) 20 Business Days in advance of such effective date and (B) the date of first public disclosure by the Corporation of the Fundamental Change, which notice shall include a reasonable summary of the terms of such Fundamental Change and the resulting Distribution Rate and Conversion Price; (ii) notice of the occurrence of the Fundamental Change within 15 days after the occurrence of such Fundamental Change; and (iii) notice of the applicable Distribution Rate within 15 days after each anniversary of such Fundamental Change.
(e)    The following provisions set forth the procedures for the redemption of the Series A-4 Preferred Stock pursuant to Section 6(a) above:
(i)    Notice of redemption (the "Notice of Redemption") by the Corporation or the holder of Series A-4 Preferred Stock shall be given in writing and shall

Exhibit 3.1

state: (A) the redemption date (which shall not be less than ten (10) Business Days, nor more than sixty (60) Business Days, after the date of the notice); (B) the number of shares of Series A-4 Preferred Stock to be redeemed; (C) the Redemption Price; and (D) that distributions on the Series A-4 Preferred Stock to be redeemed will cease to accumulate immediately prior to such redemption date. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A-4 Preferred Stock except as to a holder to whom notice was defective or not given.
(ii)    On or after the redemption date, the holder of shares of Series A-4 Preferred Stock shall present and surrender the certificates, to the extent such shares are certificated, representing the shares of Series A-4 Preferred Stock to be redeemed to the Corporation and thereupon the Redemption Price of such shares of Series A-4 Preferred Stock (including all accumulated and unpaid distributions to but excluding the redemption date) shall be paid to such holder of Series A-4 Preferred Stock and each surrendered Series A-4 Preferred Stock certificate, if any, shall be canceled. To the extent that any shares of Series A-4 Preferred Stock to be redeemed pursuant to this Section 6 are certificated, if fewer than all the shares evidenced by any such certificate are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares.
(iii)    From and after the redemption date (unless the Corporation defaults in payment of the Redemption Price), all distributions on the shares of Series A-4 Preferred Stock designated for redemption in such notice shall cease to accrue, such shares of Series A-4 Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series A-4 Preferred Stock will terminate, except the right to receive the Redemption Price. At its election, the Corporation, prior to a redemption date, may irrevocably deposit the Redemption Price of the Series A-4 Preferred Stock so called for redemption in trust for the holders of Series A-4 Preferred Stock with a bank or trust company, in which case the Corporation shall send a notice to the holders of shares of Series A-4 Preferred Stock which shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the Redemption Price and (C) require the holder of shares of Series A-4 Preferred Stock to surrender the certificates, if any, representing such shares of Series A-4 Preferred Stock at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the Redemption Price. Any monies so deposited which remain unclaimed at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.
(iv)    If the Corporation redeems fewer than all of the outstanding shares of Series A-4 Preferred Stock, the Corporation shall determine the number of shares of Series A-4 Preferred Stock to be redeemed on a pro rata basis (as nearly as practicable without creating any fractional shares), by lot or by any other equitable method the Corporation may choose. If such redemption is to be by lot and, as a result of such redemption, any holder of Series A-4 Preferred Stock would become a holder of a number of shares of Series A-4 Preferred Stock in excess of the Ownership Limit or other ownership limitations

Exhibit 3.1

set forth in Article VII of the Charter because such holder's shares of Series A-4 Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series A-4 Preferred Stock of such holder such that no holder shall hold in excess of the Ownership Limit or other applicable ownership limitation set forth in Article VII of the Charter subsequent to such redemption. Except as otherwise provided herein, the redemption provisions of the Series A-4 Preferred Stock do not in any way limit the Corporation's right or ability to purchase, from time to time either at a public or a private sale, Series A-4 Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.
(v)    Notwithstanding anything else to the contrary in these Articles of Restatement, the Corporation shall not be required to provide notice of redemption in the manner described in this Section 6(e) to a holder of Series A-4 Preferred Stock in the event such holder's Series A-4 Preferred Stock is redeemed in accordance with the terms of Article VII of the Charter in order to preserve the Corporation's status as a REIT for U.S. federal income tax purposes.
(vi)    The Corporation shall also comply with any applicable requirements of the NYSE or any other securities exchange on which the Series A-4 Preferred Stock may be listed at the time of any redemption.
(vii)    Once a Notice of Redemption is sent by the Corporation or holders of Series A-4 Preferred Stock, the holders of the shares of Series A-4 Preferred Stock to which the Notice of Redemption relates shall cease to have the right to convert such shares of Series A-4 Preferred Stock into Common Stock pursuant to Section 8.
7.    Voting Rights. Notwithstanding anything to the contrary contained in the Charter or the MGCL, except as set forth below in this Section 7, the holders of the Series A-4 Preferred Stock shall not be entitled to vote at any meeting of the stockholders for election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders (except for such notices as may be expressly required by law).
(a)    If, at any time, full cumulative distributions on the Series A-4 Preferred Units (as that term is defined in the Partnership Agreement), any Series A-4 Parity Preferred Units (as that term is defined in the Partnership Agreement), Series A-4 Preferred Stock and/or any series of Preferred Stock ranking on parity with the Series A-4 Preferred Stock as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, shall not have been paid for six or more quarterly periods (a "Preferred Distribution Default"), whether or not the quarterly periods are consecutive, the holders of Series A-4 Preferred Stock (voting together as a single class) with the holders of all other classes or series of Preferred Stock of the Corporation ranking on parity with the Series A-4 Preferred Stock as to rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding

Exhibit 3.1

up of the Corporation and upon which like voting rights have been conferred and are exercisable (together with the Series A-4 Preferred Stock, the "Voting Preferred Stock") will be entitled to elect two additional directors of the Corporation (each, a "Preferred Stock Director"). The election will take place at the next annual meeting of stockholders, or at a special meeting of the holders of Series A-4 Preferred Stock (and the holders of all other classes or series of Voting Preferred Stock) called for that purpose, and such right to elect Preferred Stock Directors shall continue until all distributions accumulated on the Series A-4 Preferred Units, any Series A-4 Parity Preferred Units, Series A-4 Preferred Stock and on any other class or series of Voting Preferred Stock have been paid in full for all past distribution periods and the accumulated distribution for the then current distribution period shall have been authorized, declared and paid in full or authorized, declared and a sum sufficient for the payment thereof irrevocably set apart for payment in trust. Upon the election of the Preferred Stock Directors, the number of directors then constituting the Board of Directors will automatically increase by two, if not already increased by two by reason of the election of Preferred Stock Directors by the holders of any class or series of Voting Preferred Stock. For the avoidance of doubt, and by means of example, in the event distributions on the Series A-4 Preferred Stock shall be in arrears for six or more quarterly periods, the holders of the Series A-4 Preferred Stock and the holders of all other classes and series of Voting Preferred Stock shall be entitled to vote for the election of two additional directors in the aggregate, not two times the number of the sum of the Series A-4 Preferred Stock and each class or series of Voting Preferred Stock, and not two times the number of the sum of the Series A-4 Preferred Stock, each class or series of Voting Preferred Stock, the Series A-4 Preferred Units and any Series A-4 Parity Preferred Units.
The Voting Preferred Stock shall vote for and elect (and may only vote for and elect) as the Preferred Stock Directors such persons as shall have been selected by a plurality of the votes cast at a meeting of the holders (other than the Corporation) of the Series A-4 Preferred Units, any Series A-4 Parity Preferred Units and the Voting Preferred Stock (voting together as a single class) held for such purpose, such meeting to be held with respect to notice and other procedural matters in substantially the same manner as a special meeting of stockholders of the Corporation (as determined by the Board of Director in its sole discretion).

Exhibit 3.1

(i)    If all distributions accumulated on the Series A-4 Preferred Units, any Series A-4 Parity Preferred Units, the Series A-4 Preferred Stock and on any other class or series of Voting Preferred Stock for all past distribution periods have been paid in full, or the Partnership and the Corporation, as applicable, has authorized, declared and a sum sufficient for the payment thereof has been irrevocably set apart for payment in trust, and the Partnership and the Corporation, as applicable, has authorized, declared and a sum sufficient for the payment thereof has been set apart for the then-current distribution period, the right of the holders of Series A-4 Preferred Stock (and the holders of all other classes or series of Voting Preferred Stock) to elect such two Preferred Stock Directors shall cease, the term of office of such Preferred Stock Directors previously so elected (other than Randall K. Rowe or James R. Goldman if such individuals are then otherwise serving on the Board of Directors) shall automatically terminate and the authorized number of directors of the Corporation will thereupon automatically return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect two additional Preferred Stock Directors in the case of any such future Preferred Distribution Default.
(ii)    If at any time when the voting rights conferred upon the Series A-4 Preferred Stock pursuant to this Section 7(a) are exercisable, any vacancy in the office of a Preferred Stock Director elected pursuant to this Section 7(a) shall occur, then such vacancy may be filled only by action of the other Preferred Stock Director who remains in office or by the vote and pursuant to the procedures described in the first two paragraphs of this Section 7(a).
(iii)    Subject to the next sentence, any director elected or appointed pursuant to this Section 7(a) may be removed with or without cause only by the holders of the outstanding Voting Preferred Stock (voting together as a single class), by the affirmative vote of a majority of the votes entitled to be cast generally in the election of Preferred Stock Directors, and may not be removed by the holders of the Common Stock. The holders of the outstanding Voting Preferred Stock shall only vote to remove a Preferred Stock Director upon the approval of a majority of the votes entitled to be cast by the holders of the Series A-4 Preferred Units, any Series A-4 Parity Preferred Units and the Voting Preferred Stock (voting together as a single class) at a meeting of such holders held for such purpose, such meeting to be held with respect to notice and other procedural matters in substantially the same manner as the notice and other procedural matters for a special meeting of stockholders of the Corporation (as determined by the Board of Director in its sole discretion).
(iv)    Each Preferred Stock Director will hold office for a one-year term, and will be entitled to cast one vote on any matter before the Board of Directors. The term of any Preferred Stock Director elected or appointed pursuant to this Section 7(a) shall be from the date of such election or appointment and their qualification until the next annual meeting of the stockholders and until their successors are duly elected and qualify, except as otherwise provided above in this Section 7(a).

Exhibit 3.1

(v)    At any time that the voting rights conferred upon the Preferred Stock pursuant to this Section 7(a) are exercisable, and notwithstanding anything to the contrary in the Corporation's bylaws, the Secretary of the Corporation may, and upon the written request of holders entitled to cast at least 10% of the votes entitled to be cast by the holders of the Series A-4 Preferred Units, any Series A-4 Parity Preferred Units and the Voting Preferred Stock (addressed to the Secretary at the Corporation's principal office), shall, call a special meeting of the holders of the Voting Preferred Stock for the purpose of electing the Preferred Stock Directors, such call to be made by notice similar to that provided in the Corporation's bylaws for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series A-4 Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the Corporation's stock books.
(vi)    Notwithstanding anything to the contrary herein, until the 30 month anniversary of the earlier of the Original Issue Date and the Series A-4 Issuance Date, the Preferred Stock Directors, if any, shall be Randall K. Rowe and James R. Goldman and, if such individuals are serving on the Board of Directors at the time of a Preferred Distribution Default, the Voting Preferred Stock shall not have the right to appoint additional directors to the Board of Directors.
(b)    So long as any shares of Series A-4 Preferred Stock remain outstanding, the Corporation shall not, without the prior affirmative vote or consent of the holders of at least a majority of the shares of Series A-4 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (the holders of Series A-4 Preferred Stock voting separately as a class):
(i)    amend, alter, supplement or repeal any of the provisions of the Charter (including these Articles of Restatement) in a manner that adversely affects any power, right, privilege or preference of the Series A-4 Preferred Stock or the holders of the Series A-4 Preferred Stock; provided, however, that the creation or issuance of Shares in accordance with these Articles of Restatement shall not be deemed to adversely affect the powers, rights, privileges or preferences of the Series A-4 Preferred Stock.
(ii)    authorize, create or issue any additional Shares, or reclassify any existing Shares into Shares, ranking senior to, or pari passu with, the Series A-4 Preferred Stock in respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, except that: (A) the Corporation may authorize, create and issue senior Shares in connection with a subsequent public offering of Preferred Stock by the Corporation; and (B) the Corporation may authorize, create and issue any class or series of Shares expressly designated by the Corporation to rank on parity with the Series A-4 Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, so long as at the time of the issuance the Leverage Ratio is less than 68.50% (or such other percentage as set forth in the

Exhibit 3.1

credit facility in which the Leverage Ratio is defined) and full cumulative distributions on the Series A-4 Preferred Stock for all past distribution periods ending on or prior to such date have been or contemporaneously are declared and paid in cash or declared and contemporaneously a sum sufficient to pay them in full in cash is set apart for payment.
(c)     The voting provisions set forth in clauses (a) and (b) above will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, (i) all outstanding shares of Series A-4 Preferred Stock shall have been redeemed or reacquired by the Corporation or converted into Common Stock or (ii) all outstanding shares of Series A-4 Preferred Stock shall have been called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect the redemption.
(d)     On each matter submitted to a vote of the holders of Series A-4 Preferred Stock or on which the holders of Series A-4 Preferred Stock are otherwise entitled to vote as provided herein, each share of Series A-4 Preferred Stock shall entitle the holder thereof to cast one vote, except that when Shares of any other class or series of Preferred Stock have the right to vote together with the Series A-4 Preferred Stock as a single class on any matter, or when shares of Series A-4 Preferred Stock, any other class or series of Preferred Stock, Series A-4 Preferred Units, and any Series A-4 Parity Preferred Units are to vote together on any matter, each Share or unit shall have one vote for each $25.00 of liquidation preference payable with respect to such Share or unit by the Corporation and the Partnership, as applicable.
(e)     Except as expressly set forth in these Articles of Restatement, holders of the Series A-4 Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A-4 Preferred Stock shall not be required for, the taking of any corporate action or any action that may otherwise require the vote of the Corporation's stockholders under the Charter or the MGCL, regardless of the effect that such corporate action may have upon the Series A-4 Preferred Stock.
(f)     As to any voting right set forth above, the holders of Series A-4 Preferred Stock shall have exclusive voting rights on any proposed amendment to the Charter that would alter only the contract rights of the Series A-4 Preferred Stock.
8.     Conversion Rights. The shares of Series A-4 Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in Article VII of the Charter and in this Section 7.
(a)    Optional Conversion.
(i)    At any time after the Original Issue Date, each holder of shares of Series A-4 Preferred Stock at its option may convert any or all of the shares of Series A-4 Preferred Stock held by such holder (the "Holder Conversion Right") into that number of shares of Common Stock equal to the quotient obtained by dividing $25.00 by the Conversion Price; provided, however, that no shares of Series A-4 Preferred Stock may be converted on any proposed Series A-4 Conversion Date pursuant to this Section 8(a)(i) unless at least

Exhibit 3.1

1,000 shares of Series A-4 Preferred Stock, in the aggregate, are converted by one or more holders thereof on such Series A-4 Conversion Date pursuant to Series A-4 Conversion Notices.
(ii)    Notwithstanding anything to the contrary in this Section 8(a):
(A)    A holder of Series A-4 Preferred Stock will not have the right to convert shares of Series A-4 Preferred Stock for shares of Common Stock if (1) in the opinion of counsel for the Corporation, the Corporation would no longer qualify or its status would be seriously compromised as a REIT under the Internal Revenue Code as a result of such conversion, or (2) such conversion would, in the opinion of counsel for the Corporation, constitute or be likely to constitute a violation of applicable securities laws; and
(B)    At the Corporation's option, upon the exercise of the Holder Conversion Right by a holder of Series A-4 Preferred Stock and upon written notice to the holder delivered not later than three Business Days prior to the Series A-4 Conversion Date, in lieu of issuing the requisite number of shares of Common Stock to the converting holder of Series A-4 Preferred Stock in accordance with Section 8(a)(i) above, the Corporation may elect to make a cash payment to the converting holder of Series A-4 Preferred Stock in an amount equal to the product of (1) the Common Stock Fair Market Value determined as of the Series A-4 Conversion Date and (2) the number of shares of Common Stock that would have been otherwise issued to the converting holder of Series A-4 Preferred Stock. In such a case, the holder shall only have the right to such payment and shall cease to have any further rights as a stockholder of the Corporation.

(iii)    Any conversion or redemption described in this Section 8(a)(i) shall be exercised pursuant to a delivery of a Series A-4 Conversion Notice to the Corporation by the holder who is exercising such conversion right, by certified mail postage prepaid to Corporation's principal office c/o the Secretary. Any certificates representing such Series A-4 Preferred Stock to be converted or redeemed shall be delivered to the Corporation's principal office. Any such conversion or redemption shall be effective as of the close of business on the Series A-4 Conversion Date.
(iv)    Holders of Series A-4 Preferred Stock may withdraw any Series A-4 Conversion Notice (in whole or in part) delivered pursuant to the Holder Conversion Right by a written notice of withdrawal delivered to the Corporation prior to the Series A-4 Conversion Date specified in the applicable Series A-4 Conversion Notice. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A-4 Preferred Stock; (ii) if certificated shares of Series A-4 Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series A-4 Preferred Stock; and (iii) the number of shares of Series A-4 Preferred Stock, if any, which remain subject to the Series A-4 Conversion Notice.
(b)    Mandatory Conversion.

Exhibit 3.1

(i)    If, at any time after the fifth anniversary of the earlier of the Original Issue Date and the Series A-4 Issuance Date, the Pricing Target is achieved, then, within 10 days thereafter, the Corporation shall have the right, but not the obligation, to convert each outstanding share of Series A-4 Preferred Stock into that number of shares of Common Stock equal to the quotient obtained by dividing $25.00 by the Conversion Price (the "Corporation Conversion Right").
(ii)    In order to exercise the Corporation Conversion Right, the Corporation shall deliver by certified mail postage prepaid, a Series A-4 Conversion Notice to each holder of Series A-4 Preferred Stock at such holder's address as shown on the stock transfer records of the Corporation. Any such conversion shall be effective as of the close of business on the Series A-4 Conversion Date.
(c)    On the Distribution Payment Date next following the Series A-4 Conversion Date, the holders of Series A-4 Preferred Stock whose shares of Series A-4 Preferred Stock were converted into Common Stock on such date shall be entitled to a distribution in an amount equal to (i) a prorated portion of the accrued distributions on the Series A-4 Preferred Stock based on the number of days elapsed from the prior Distribution Payment Date through, but not including, the Series A-4 Conversion Date, less (ii) the amount of the distribution or dividend, if any, paid on the shares of Common Stock into which the shares of Series A-4 Preferred Stock were converted for the quarterly period in which the Series A-4 Conversion Date occurred.
(d)    Notwithstanding anything to the contrary in this Section 8, if the shares of Series A-4 Preferred Stock are held in global form, any Series A-4 Conversion Notice shall comply with applicable procedures of DTC.
(e)    To the extent that any shares of Series A-4 Preferred Stock to be converted or redeemed pursuant to this Section 8 are certificated, if fewer than all the shares evidenced by any such certificate are to be converted or redeemed, a new certificate shall be issued evidencing the shares that have not been converted or redeemed.
(f)    The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized and unissued Common Stock, solely for the purpose of effecting conversion of the Series A-4 Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A-4 Preferred Stock not theretofore converted into Common Stock.
(g)    In connection with the conversion of any Holder Conversion Right or Corporation Conversion Right, the Corporation shall comply with all federal and state securities laws and securities exchange rules in connection with any conversion of Series A-4 Preferred Stock for Common Stock.
(h)    The Corporation shall not issue fractional shares of Common Stock upon the conversion of the Series A-4 Preferred Stock. In lieu of fractional shares, the Corporation shall pay the cash value (computed to the nearest cent) of such fractional shares

Exhibit 3.1

in an amount equal to the same fraction of the Common Stock Fair Market Value determined as of the Series A-4 Conversion Date.
9.    Adjustment to Conversion Price.
(a)    The Conversion Price shall be adjusted from time to time as follows:
(i)    If the Corporation shall, after the Original Issue Date, (A) pay a dividend or make a distribution on the Common Stock payable in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock into a greater number of shares, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of outstanding shares of Common Stock (including a reclassification pursuant to a merger or consolidation in which the Corporation is the continuing entity and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, or securities or other property of another entity), then, in each such case the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series A-4 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock (or fraction of a share of Common Stock) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A-4 Preferred Stock been exchanged or converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (a)(i) of this Section 9 shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (e) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.
(ii)    If the Corporation shall issue, after the Original Issue Date, rights, options or warrants to all holders of shares of Common Stock entitling them (for a period expiring within 45 days after the record date described below in this paragraph (a)(ii) of this Section 9) to subscribe for or purchase shares of Common Stock at a price per share less than the Common Stock Fair Market Value on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (X) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of shares of Common Stock that could be purchased at such Common Stock Fair Market Value from the aggregate proceeds to the Corporation

Exhibit 3.1

from the exercise of such rights, options or warrants for shares of Common Stock, and the denominator of which shall be the sum of (XX) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (YY) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (e) below). In determining whether any rights, options or warrants entitle the holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at less than such Common Stock Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.
(iii)    If the Corporation shall, after the Original Issue Date, make a distribution on the shares of Common Stock other than in cash or shares of Common Stock (including any distribution in securities (other than rights, options or warrants referred to in paragraph (a)(ii) of this Section 9)) (each of the foregoing being referred to herein as a "distribution"), then the Conversion Price in effect at the opening of business on the next day following the record date for determination of stockholders entitled to receive such distribution shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the record date by (B) a fraction, the numerator of which shall be the difference between (X) the number of shares of Common Stock outstanding on the close of business on the record date and (Y) the number of shares determined by dividing (aa) the aggregate value of the property being distributed by (bb) the Common Stock Fair Market Value on the record date, and the denominator of which shall be the number of shares of Common Stock outstanding on the close of business on the record date. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided below). The value of the property being distributed shall be as determined in good faith by the Board of Directors; provided, however, that if the property being distributed is a publicly traded security, its value shall be calculated in accordance with the procedure for calculating the Common Stock Fair Market Value (calculated for a period of five consecutive trading days commencing on the twentieth trading day after the distribution). Neither the issuance by the Corporation of rights, options or warrants to subscribe for or purchase securities of the Corporation nor the exercise thereof shall be deemed a distribution under this paragraph.
(iv)    If, after the Original Issue Date, the Corporation shall acquire, pursuant to an issuer or self tender offer, all or any portion of the outstanding shares of Common Stock and such tender offer involves the payment of consideration per share of Common Stock having a Common Stock Fair Market Value (as determined in good faith by the Board of Directors), at the last time (the "Expiration Time") tenders may be made pursuant to such offer, that exceeds the closing price per share of Common Stock on the trading day next succeeding the Expiration Time, then the Conversion Price in effect on the opening of business on the day next succeeding the Expiration Time shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately

Exhibit 3.1

prior to the Expiration Time by (B) a fraction, the numerator of which shall be (X) the number of shares of Common Stock outstanding (including the shares acquired in the tender offer (the "Acquired Shares")) immediately prior to the Expiration Time, multiplied by (Y) the closing price per share of Common Stock on the trading day next succeeding the Expiration Time, and the denominator of which shall be the sum of (XX) the value (determined in accordance with the procedures described in paragraph (a)(iii) above) of the aggregate consideration paid to acquire the Acquired Shares and (YY) the product of (I) the number of shares of Common Stock outstanding (less any Acquired Shares) at the Expiration Time, multiplied by (II) the closing price per shares of Common Stock on the trading day next succeeding the Expiration Time.
(v)    No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph (a)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 9 (other than this paragraph (a)(v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this Section 9, the Corporation shall not be required to make any adjustment of the Conversion Price for the (A) issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of optional amounts in shares of Common Stock under such plan, (B) issuance of any options, rights or shares of Common Stock pursuant to any stock option, stock purchase or other equity-based plan maintained by the Corporation or (C) repurchase of any shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer. All calculations under this Section 9 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (a) of this Section 9 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (a), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.
(b)    If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for at least 30% of the shares of Common Stock outstanding, sale of all or substantially all of the Corporation's assets or recapitalization of the shares of Common Stock, but excluding any transaction as to which paragraph (a)(i) of this Section 9 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case, as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or

Exhibit 3.1

other property (including cash or any combination thereof), each share of Series A-4 Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible or exchangeable into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of shares of Common Stock into which one share of Series A-4 Preferred Stock was convertible or exchangeable immediately prior to such Transaction (without giving effect to any Conversion Price adjustment pursuant to Section 9(a)(iv)). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 9(b), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A-4 Preferred Stock that will contain provisions enabling the holders of the Series A-4 Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of shares of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this Section 9(b) shall similarly apply to successive Transactions.
(c)    If:
(i)    the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than cash dividends and cash distributions);

Exhibit 3.1

(ii)    the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants;
(iii)    there shall be any reclassification of the outstanding shares of Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, an issuer or self tender offer shall have been commenced for at least 30% of the outstanding shares of Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor shall have been adopted), or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or
(iv)    there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then the Corporation shall cause to be mailed to each holder of Series A-4 Preferred Stock at such holder's address as shown on the stock transfer records of the Corporation, as promptly as possible, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Notwithstanding the foregoing, if the shares of Series A-4 Preferred Stock are held in global form, such notice shall comply with applicable procedures of DTC. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 9.
(d)    Whenever the Conversion Price is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date that such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of Series A-4 Preferred Stock at such holder's last address as shown on the stock transfer records of the Corporation.
(e)    In any case in which paragraph (a) of this Section 9 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Series A-4 Preferred Stock exchanged or converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such

Exhibit 3.1

exchange or conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exchange or conversion before giving effect to such adjustment and (b) paying to such holder any amount of cash in lieu of any fractional shares.
(f)    If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 9, that in the opinion of the Board of Directors would materially adversely affect the exchange or conversion rights of the holders of Series A-4 Preferred Stock, the Conversion Price for the Series A-4 Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.
(g)    The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Stock or other securities or property on conversion or exchange of Series A-4 Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series A-4 Preferred Stock to be converted or exchanged, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.
(h)    In addition to any other adjustment required hereby, to the extent permitted by law, the Corporation from time to time may decrease the Conversion Price by any amount, permanently or for a period of at least 20 Business Days, if the decrease is irrevocable during the period.
10.    Status of Redeemed or Reacquired Series A-4 Preferred Stock. In the event any shares of Series A-4 Preferred Stock shall be redeemed or repurchased by the Corporation, converted pursuant to Section 8 hereof, or otherwise reacquired by the Corporation, the Shares so redeemed, repurchased, converted or reacquired shall become authorized but unissued shares of Preferred Stock without further designation as to class or series, available for future classification or reclassification by the Board of Directors and issuance by the Corporation.
11.    Restrictions on Ownership. The Series A-4 Preferred Stock shall be subject to the Ownership Limit and other provisions contained in Article VII of the Charter. To the extent any shares of Series A-4 Preferred Stock are certificated, they shall include such legends as shall be determined to be appropriate by the Board of Directors.
12.    Severability. If any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A-4 Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion or other rights, voting powers,

Exhibit 3.1

restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A-4 Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A-4 Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A-4 Preferred Stock.
13.    No Preemptive Rights. No holder of Series A-4 Preferred Stock shall, as such a holder, be entitled to any preemptive rights to subscribe for or acquire any shares of stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of stock of the Corporation.
14.    Notices to Holders. Unless otherwise provided herein or required by law, notices to holders of Series A-4 Preferred Stock provided for in these Articles of Restatement shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the stock transfer records of the Corporation. Unless otherwise provided herein or required by law, requirements set forth in these Articles of Restatement for public announcements or publications by the Corporation may be satisfied if the subject matter thereof is contained in (a) a document filed by the Corporation with, or furnished by the Corporation to, the Securities and Exchange Commission and such filing is available to be viewed by the public on the Securities and Exchange Commission's EDGAR system (or any successor system thereto) or (b) a press release submitted by the Corporation for publication to Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public).
15.    Certain Definitions. As used in this Exhibit A, the following terms shall have the following respective meanings:
"Business Day" means any day other than a Saturday, Sunday or legal holiday under Michigan or federal law.
"Common Stock" means the common stock of the Corporation, $0.01 par value per share.
"Common Stock Fair Market Value" means, with respect to any Series A-4 Conversion Date, the average closing price of a share of Common Stock for the 10 consecutive trading days preceding such Series A-4 Conversion Date on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 10 trading day period in the over

Exhibit 3.1

the counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Corporation or, if the Common Stock is not publicly traded, the Common Stock Fair Market Value for such day shall be the fair market value thereof determined jointly by Corporation and the holder(s) of Series A-4 Preferred Stock that are converting such Series A-4 Preferred Stock for Common Stock; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Common Stock Fair Market Value shall be determined in good faith by an independent investment banking firm selected jointly by the Corporation and such holder(s) of Series A-4 Preferred Stock or, if that selection cannot be made within five days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules.
"Conversion Price" means $56.25 as such price is adjusted in accordance with Section 9.
"DTC" means The Depository Trust Corporation or a successor thereto or other similar depositary holding Series A-4 Preferred Stock in global form.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.
"Leverage Ratio" shall have the meaning set forth in that certain Credit Agreement, dated as of May 15, 2013, by and among the Partnership, Citibank, N.A. (as administrative agent) and the other lenders thereto, as the same may be amended or replaced from time to time by another unsecured line of credit facility.
"NASDAQ" means the NASDAQ Stock Market LLC or any successor thereto
"NYSE" means the New York Stock Exchange or any successor thereto.
"NYSE MKT" means the NYSE MKT formerly known as the NYSE Amex Equities or any successor thereto.
"Ownership Limit" has the meaning set forth in Article VII of the Charter.
"Partnership" means Sun Communities Operating Limited Partnership, a Michigan limited partnership.
"Preferred Stock'' means the preferred stock of the Corporation, $0.01 par value per share.
"Pricing Target" means that the volume weighted average of the daily volume weighted average price of a share of Common Stock on the NYSE (as reported by Bloomberg

Exhibit 3.1

Financial Markets or a comparable service) equals or exceeds 115.5% of the then prevailing Conversion Price for at least 20 trading days in a period of 30 consecutive trading days.
"REIT" means a real estate investment trust as defined in the Internal Revenue Code.
"Series A-4 Conversion Date" means the date specified in a Series A-4 Conversion Notice on which the holder of Series A-4 Preferred Stock or the Corporation, as applicable, proposes to convert shares of Series A-4 Preferred Stock into shares of Common Stock; provided, however, that the proposed Series A-4 Conversion Date (i) must be a Business Day, and (ii) may not be less than three Business Days, nor more than more than 15 Business Days, after the date such Series A-4 Conversion Notice is delivered.
"Series A-4 Conversion Notice" means a written notice delivered by: (i) a holder of shares of Series A-4 Preferred Stock to the Corporation of such holder's election to convert Series A-4 Preferred Stock into Common Stock, or (ii) the Corporation to the holders of Series A-4 Preferred Stock causing the conversion of shares of Series A-4 Preferred Stock into shares of Common Stock. Each Series A-4 Conversion Notice must specify the number of shares of Series A-4 Preferred Stock to be converted and the proposed Series A-4 Conversion Date.
"Shares" means any shares of capital stock or other equity security of the Corporation.
16.    Form. The Series A-4 Preferred Stock will be issued and maintained initially in book-entry form registered in the name of the nominee of DTC; provided, however, that any holder of Series A-4 Preferred Stock shall have the right to request a certificate therefor and upon such request made in writing to the Corporation's transfer agent, the Corporation shall cause to be issued a duly executed certificate for such Series A-4 Preferred Stock registered in the name in which the Series A-4 Preferred Stock were held in book-entry form or such other name(s) as specified by the holder in writing.